FIRST OPPORTUNITY FUND, INC.
ARTICLES OF AMENDMENT

First Opportunity Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation’s Articles of Amendment and Restatement, as previously amended, are hereby further amended by adding the following paragraph to Article IV (the “Amendment”):

Section 4.8  Holders of shares of the Corporation’s stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute in connection with a reorganization of the Corporation with another investment company in a family of investment companies having the same investment advisor or administrator as the Corporation.

SECOND: The Amendment set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: Except as amended hereby, the Corporation’s Articles of Amendment and Restatement, as previously amended, shall remain in full force and effect.

FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President, and attested to by its Secretary, on this 14th day of November, 2014.

FIRST OPPORTUNITY FUND, INC.

By:	/s/Stephen C. Miller	(SEAL)
Name:	Stephen C. Miller
Title:	President

ATTEST:

By:	/s/Stephanie J. Kelley
Name:	Stephanie J. Kelley
Title:	Secretary